Exhibit 10.17

Joseph Leone Vice Chairman Chief Financial Officer

December 18, 2009

Jeffrey M. Peek
Chief Executive Office
CIT Group, Inc
505 Fifth Avenue
New York, NY 10017

Dear Jeff,

After 25+ years of service, I have decided to retire to spend more time with my family and to pursue other interests. My CIT career has been a great growth experience as we worked through many chapters of successes and challenges. I feel now that the Reorganization Plan is approved, it is the right time to pass the “baton” to new financial leadership; however, so that I can continue to assist in the transition process, I will defer my retirement until April 30, 2010.

I wish CIT success in building upon a new “fresh start”. I look forward to working with you on a transition plan that is in our mutual best interests. Please let me know your thoughts on such a process.

Very truly yours,

/s/ Joseph Leone

cc:	John Ryan Robert Ingato Peter Tobin Sy Sternberg Marianne Parrs James Duffy Lois Van Deusen Christopher Shays William Freeman

CIT Group Inc.
Livingston, NJ 07039
t: 973.740.5752 f: 973.740.5264

CIT GROUP INC.
1 CIT Drive
Livingston, NJ 07039

Via Hand Delivery

December 18, 2009

Joseph M. Leone
CIT Group, Inc.
505 Fifth Avenue
New York, NY 10017

Re. Extension of Term of Employment Agreement

Dear Joe:

This letter will confirm that the Board of Directors of CIT Group Inc. (the “Company”) has determined to extend the “Term” of your Amended and Restated Employment Agreement with the Company dated as of May 8, 2008 as amended (your “Employment Agreement”) through April 30, 2010.

Additionally, effective January 1, 2010, you shall receive periodic grants of Company common shares. These awards, which refer to as stock salary, will be at a rate of $650,000 per year. Your stock salary will be granted pursuant to a separate award agreement and will be subject to additional terms including the following.

  Your stock salary will be deliverable at the same intervals as your regular, cash base salary.
  Your stock salary will be subject to applicable tax withholdings and deductions, which the Company will do in kind (unless otherwise directed by you).
  These shares issued pursuant to your stock salary shares shall be fully vested upon grant but may not be transferred or hedged for one year following the date of grant.

  Your stock salary shall not be included for purposes of calculating any amounts payable to you pursuant to the Company’s severance plans, retirement plans, compensation plans, programs and arrangements (including without limitation any payments due to you under Section 5(e) of your Employment Agreement).

For the avoidance of doubt, many of the compensation, benefit and separation provisions of the Employment Agreement are prohibited or limited by the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, the regulations thereunder, and/or the regulations applicable to banks and bank holding companies (together and as in effect from time to time, the “Applicable Restrictions”). Neither your Employment Agreement nor this extension letter will entitle you to receive any payment or benefit to the extent that it is prohibited or limited by the Applicable Restrictions.

In addition, and with your consent, this letter also confirms the deletion of Section 7 of your Employment Agreement (referring to certain tax gross-ups).

You and the Company agree that the provisions of your Employment Agreement, as revised and extended by this letter remain in full force and the Term shall continue through April 30, 2010 without interruption. Nothing in this letter is intended to confer any rights on any person other than you or the Company.

Please acknowledge your agreement by signing the enclosed copy of this letter and returning it to me as soon as possible.

Very truly yours,
CIT GROUP INC.

/s/ Robert J. Ingato
By:	Robert J. Ingato
Executive Vice President
General Counsel & Secretary

Accepted and Agreed:

/s/ Joseph M. Leone
Joseph M. Leone
December 21, 2009